Exhibit 99.1

FMC Corporation
2929 Walnut Street
Philadelphia, PA 19104
USA
News Release	215.299.6000
fmc.com

For Release: Immediate

Media contact: Lars Weborg +1.215.299.5916
Lars.Weborg@fmc.com
Investor Contact: Zack Zaki +1.215.299.5899
zack.zaki@fmc.com

FMC Corporation announces planned retirement of executive vice president and CTO Dr. Kathleen Shelton, Dr. Seva Rostovtsev appointed vice president and CTO

PHILADELPHIA, December 14, 2022 – FMC Corporation (NYSE: FMC) has announced the planned retirement of Dr. Kathleen Shelton, executive vice president and chief technology officer (CTO), following a 33-year career in the chemical industry. Dr. Seva Rostovtsev, director of Discovery Chemistry, has been elected vice president and CTO by the board of directors. Shelton and Rostovtsev will transition responsibilities as part of the succession plan during the next several months until her retirement on March 31, 2023. Rostovtsev, who is a member of the R&D Leadership Team and currently reports to Shelton, will report to Mark Douglas, president and CEO, and will join the company’s Operating Committee.
“Innovation and the discovery of new technologies in support of society have been the hallmarks of Kathy’s stellar career,” said Douglas. “Those who have worked with her, however, know that she brings so much more to the table. She is passionate about research excellence and the development of new products that are more sustainable than today’s offerings. Furthermore, she has never forgotten her early years as a chemistry educator, which inspired her throughout her corporate career to encourage students from all backgrounds to consider a profession in science, technology, engineering and math. On behalf of all of us at FMC, I thank her for her leadership and lasting contributions at our company. We wish her a happy, healthy and well-deserved retirement.”
Shelton joined FMC as CTO in 2017, where she has led the company’s global R&D strategy, overseen an innovation pipeline valued at over $2.5 billion in peak sales from new products and defined a renewed research sustainability platform for new products in discovery and development. Prior to FMC, she spent 25 years with DuPont where she held leadership and senior leadership roles in the U.S. and Europe across several businesses and functions, including crop protection, Regulatory Affairs, Product Stewardship and Central Research. Shelton serves on the boards of directors for the Delaware State University Foundation and the United Way of Delaware, and on the board of trustees for the Health and Environmental Sciences Institute.

Page 2/ FMC Corporation announces planned retirement of executive vice president and CTO Dr. Kathleen Shelton, Dr. Seva Rostovtsev appointed vice president and CTO
Rostovtsev joined FMC as director of Discovery Chemistry in 2017, where he has led a team of scientists that identify and optimize technologies for new, advanced crop protection products used by farmers around the world. As a senior leader in FMC’s research organization, Rostovtsev has driven the company’s strategy to optimize R&D data management and led improvements in the efficiency and effectiveness of agricultural chemistry discovery. Prior to FMC, he held research and technical leadership roles throughout DuPont beginning in 2003, including Process Chemistry and Engineering, Emerging Technologies and Fungicide Discovery Chemistry. He was a postdoctoral scholar at Scripps Research and was the co-inventor of copper-catalyzed Click Chemistry, which won the 2022 Nobel Prize in Chemistry.
“Seva brings extensive experience in R&D management, crop protection chemistry and strategic discovery research to the CTO role,” said Douglas. “While his skills extend beyond the lab bench, including serving as a champion for Diversity, Equity and Inclusion, he is highly respected by peers and colleagues as an exceptional researcher and R&D leader with nearly 10 published scientific papers and a co-inventor on more than 20 patents. Having worked with Kathy for more than 10 years, he is well prepared and ready to lead FMC’s global R&D organization.”

About FMC
FMC Corporation is a global agricultural sciences company dedicated to helping growers produce food, feed, fiber and fuel for an expanding world population while adapting to a changing environment. FMC’s innovative crop protection solutions – including biologicals, crop nutrition, digital and precision agriculture – enable growers, crop advisers and turf and pest management professionals to address their toughest challenges economically while protecting the environment. With approximately 6,400 employees at more than 100 sites worldwide, FMC is committed to discovering new herbicide, insecticide and fungicide active ingredients, product formulations and pioneering technologies that are consistently better for the planet. Visit fmc.com to learn more and follow us on LinkedIn® and Twitter®.
Statement under the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which are based on management’s current views and assumptions regarding future events, future business conditions and the outlook for the company based on currently available information. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statement. These factors include, among other things, the risk factors and other cautionary statements included within FMC’s 2021 Form 10-K filed with the SEC as well as other SEC filings and public communications. FMC cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Forward-looking statements are qualified in their entirety by the above cautionary statement. FMC undertakes no obligation, and specifically disclaims any duty, to update or revise any forward-looking statements to reflect events or circumstances arising after the date on which they were made, except as otherwise required by law.
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